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EXHIBIT 99.1


HARTCOURT ANNOUNCES ACQUISITION OF CONTROL TECH (SHANGHAI), A MAJOR DISTRIBUTOR OF VIDEOCONFERENCING PRODUCTS IN CHINA

Tuesday November 2, 5:27 am ET

SHANGHAI--(MARKET WIRE) -- Nov 2, 2004 - The Hartcourt Companies, Inc. (OTC BB:HRCT.OB - News), (Frankfurt: 900009), today announced that it has signed a definitive agreement to purchase 90% of Control Tech Electrics Technology (Shanghai) Co., Ltd, a sole distributor of Radvision video & audio conferencing products in China. The purchase price for 90 percent of Control Tech is 16.2 Million RMB (US$1.96 Million) payable in 8,516,902 restricted common shares of Hartcourt. Control Tech's management team will hold the remaining equity interest. The boards of both companies have approved the transaction, which is expected to close in November, 2004 subject to certain preconditions being satisfied, including the receipt of all necessary governmental approvals.

Started in 2001, Control Tech today is a leading distributor and service provider in the fast growing interactive, multimedia industry in China. Control Tech is the sole distributor and marketing partner of Radvision in China, specializing in the distribution of video and audio conferencing equipment and multimedia communication systems, as well as related after-sale services, with sales channels covering the key markets in China. Control Tech had net income of RMB3.1 million (US$0.4 million) on net sales of RMB29 million (US$3.5 million), for the year ended December 31, 2003, and net income of RMB1.7 million (US$0.2 million) on net sales of RMB25 million (US$3 million) for the nine months ended September 30, 2004.

The acquisition marks Hartcourt's first step in implementing management's strategy of shifting the business towards higher margin, value-added service sector in the rapidly growing Chinese IT industry.

Mr. Li Yi Zheng, Chairman of Control Tech (Shanghai), comments, "We are delighted to join Hartcourt group at the current expansion stage. The management, marketing and business expertise that Hartcourt can bring to us is crucial for a fast growing company like Control Tech. We believe that the synergies that will result from the acquisition will contribute significantly to both Hartcourt and Control Tech's profitability and business growth in the coming years."

ABOUT HARTCOURT

The Hartcourt Companies, Inc. is an IT retailer, distributor and service provider with operations in the People's Republic of China (PRC). Hartcourt is headquartered in Shanghai. The business is comprised of two divisions:
Commercial and Consumer. The Commercial Division services small- and medium-sized enterprises (SMEs), government agencies and a network of distributors with a wide range of IBM products including server, storage, notebook and desktop computer. As the Company moves deeper into the SME space, it plans to expand into lucrative and fast-growing market segments such as videoconferencing, customer relationship management (CRM), and application service provider (ASP).

The Consumer Division operates 22 retail stores located in Shanghai and Beijing serving China's largest PC markets with customized, store-assembled desktop computers, branded notebooks, computer peripherals and accessories. The Company also has exclusive distribution rights to Samsung monitors and notebooks in Shanghai and Zhejiang provinces.

For more information, visit: http://www.hartcourt.com

                           FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this press release are based on current expectations of the management of Hartcourt, involve a number of significant risks and uncertainties, and should not be considered as guarantees or assurances of future performance. The actual results of the specific items described in this press release, and the Hartcourt's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of the management of Hartcourt as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties that are described in our 2003 Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission on April 20, 2004. Hartcourt disclaims any obligation to update information contained in any forward-looking statement.

Contact:

For Hartcourt:
Ms. Tingting Ni
Tel: + 86 21 52138810
Fax: + 86 21 52138870
Email: ir@hartcourt.com